Exhibit 99.1 - Press Release, dated October 21, 2005, concerning acquisition of real property.

Contact:
Temporary Financial Services, Inc.
John Coghlan
509-340-0273

Command Staffing LLC
Glenn Welstad
480-609-1250


                                                           FOR IMMEDIATE RELEASE
                                                                October 21, 2005


              TEMPORARY FINANCIAL SERVICES, INC. PURCHASES BUILDING

Spokane, Wa. - Temporary Financial Services, Inc. (OTCBB: TPFS) announced today it has entered into an agreement for acquisition of land and a building in Post Falls, Idaho to serve as corporate headquarters for the Company. The building includes approximately two acres of land and approximately 16,000 square feet of office space. The purchase price is $1,125,000. The agreement is subject to inspection and financing contingencies to be cleared within ten and thirty days, respectively. The property was acquired from Willy Taft Building, LLC, an unrelated third party. The purchase is expected to close on or before November 20, 2005. TPFS anticipates that it will finance a portion of the purchase price through a financial institution.

As previously announced, the Company has entered into a non-binding letter of intent to acquire the assets of Command Staffing LLC (the franchise company) and Harborview Software, Inc. (the software company) (collectively Command Staffing), as well as the assets of up to sixty two franchised labor offices. The office building was acquired in advance of the acquisition of Command Staffing and will serve as the headquarters office of the combined companies, doing business as Command Center, when the transaction is finalized. The acquisitions of the operations of the franchise and software companies are expected to be closed sometime in late October or early November. The transaction will remain nonbinding unless the parties are able to successfully negotiate and sign a definitive agreement. As a result of the nonbinding nature of the transaction, there are no assurances that a closing will occur.

The space available in the building is expected to be adequate for the needs of Command Center for the next five years. The land acquired with the building will allow for expansion if needed for future operations. Pending full occupancy by Command Center, TPFS will consider subletting surplus space.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward looking terminology such as "may", "will", "intend", "expect", "anticipate", "estimate", or "continue", or the negatives thereof or comparable terminology. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including, but not limited to, economic conditions, product demand, competitive products and pricing, and/or state and federal regulations. Additional information about our business may be found in our Form 10-KSB filed for the year ended December 31, 2003, and in other documents filed with the Securities and Exchange Commission.

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